EXHIBIT 99.1

                      Central Jersey Bancorp Press Release


Central Jersey Bancorp Reports Second Quarter and First Half 2005 Earnings
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LONG BRANCH, NEW JERSEY, July 28, 2005, (NASDAQ SmallCap Market: CJBK) - Central
Jersey Bancorp, the parent company of both Monmouth Community Bank, N.A. and Allaire Community Bank, reported net income of $610,000 for the three-month period ended June 30, 2005, as compared to net income of $316,000 reported by Central Jersey Bancorp for the same period in 2004. The increase in reported earnings was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank, effective January 1, 2005, as the reported earnings and balance sheet figures for the three and six months ended June 30, 2004 do not include those of Allaire Community Bank. Basic and diluted earnings per share for the three-month period ended June 30, 2005 were $0.08 and $0.07, respectively, as compared to basic and diluted earnings per share of $0.08 for the same period in 2004. Per share earnings have been adjusted in both periods to reflect the six-for-five stock split paid by Central Jersey Bancorp on July 30, 2004 and the two-for-one stock split paid by Central Jersey Bancorp on July 1, 2005. The net income results for the three-month period ended June 30, 2005 include combination-related core deposit intangible amortization expense of $344,000 (pre-tax) and compliance expense of $120,000 (pre-tax) relating to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

For the six-month period ended June 30, 2005, Central Jersey Bancorp reported net income of $1.22 million, as compared to $610,000 reported by Central Jersey Bancorp for the same period in 2004. Basic and diluted earnings per share for the six-month period ended June 30, 2005 were $0.16 and $0.14, respectively, as compared to $0.16 and $0.15, respectively, for the same period in 2004.

Central Jersey Bancorp's assets, at June 30, 2005, totaled $487.1 million, an increase of $233.0 million, or 92%, over the pre-combination December 31, 2004 total of $254.1 million. This increase in total assets was primarily attributable to the combination of Central Jersey Bancorp and Allaire Community Bank. The total assets figure of $487.1 million at June 30, 2005, is inclusive of $26.8 million in goodwill and $3.4 million in core deposit intangible recorded in conjunction with the combination with Allaire Community Bank. Loans, net of the allowance for loan losses, totaled $272.6 million at June 30, 2005, as compared to the pre-combination total of $139.7 million at December 31, 2004, an increase of $132.9 million or 95%. Deposits, at June 30, 2005, totaled $411.4 million, an increase of $178.5 million, or 77%, over the pre-combination December 31, 2004 total of $232.9 million.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO of Central Jersey Bancorp, commented that, "We are very pleased about the impending combination of Monmouth Community Bank, N.A. and Allaire Community Bank scheduled to occur in the latter part of August and the resultant single national banking entity to be named Central Jersey Bank, N.A. The combined organization will continue to provide the same quality service that our respective retail and business customers are accustomed to receiving from us. We have adopted the slogan "same faces, more places" to exemplify our continued commitment to our valued employees, by having no job eliminations and to our customers by ensuring continuity of customer relationship management."

Central Jersey Bancorp is the holding company and sole shareholder of Monmouth Community Bank, N.A. and Allaire Community Bank. Monmouth Community Bank, N.A. and Allaire Community Bank provide a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the

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NASDAQ SmallCap Market under the trading symbol "CJBK". Monmouth Community Bank,
N.A. and Allaire Community Bank can be accessed through the internet at www.MCBNA.com and www.AllaireBank.com, respectively.
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Statements about the future expectations of Central Jersey Bancorp and its subsidiaries, Monmouth Community Bank, N.A. and Allaire Community Bank, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Monmouth Community Bank, N.A. and Allaire Community Bank, the availability of working capital, the cost of personnel, and the competitive market in which Monmouth Community Bank, N.A. and Allaire Community Bank compete.


CONTACTS:
James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

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